Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated January 18, 2017, in this Registration Statement (Form S-6 No. 333-214668) of Smart Trust 290, comprising Smart Trust, Miller/Howard North American Energy Opportunities Trust, Series 5.

/s/ Grant Thornton LLP

Chicago, Illinois

January 18, 2017